Exhibit 99.1

Worthington Reports Fourth Quarter and Fiscal Year Results

Record Earnings per Share of $2.11 for Fiscal 2014

COLUMBUS, OH--(Marketwired - Jun 26, 2014) - Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $891.0 million and net earnings of $33.2 million, or $0.47 per diluted share, for its fiscal 2014 fourth quarter ended May 31, 2014.

Net earnings in the quarter include impairment and restructuring charges that reduced earnings by $23.7 million, or $0.21 per share after tax. The most significant charge was a $19.0 million impairment of Worthington Nitin Cylinders, a 60% owned joint venture in India. Worthington's portion of this charge was $11.4 million after eliminating our partner's $7.6 million share in the non-controlling interest line. In addition, earnings benefitted from a $4.9 million pre-tax gain in SG&A as we settled a legal dispute with a supplier involved in the 2012 recall of cylinders, and we recorded $2.7 million of miscellaneous income for insurance proceeds related to property damaged in a fire at our Austria cylinder plant. The after tax benefit of these two items was $0.07 per share.

In the fourth quarter of the prior year, the Company reported net sales of $704.1 million and net earnings of $33.5 million, or $0.46 per diluted share. Included in the prior quarter were several impairment and other charges totaling $10.8 million pretax, which reduced earnings per diluted share by $0.14.

For the fiscal year ended May 31, 2014, the Company reported net earnings of $151.3 million, or $2.11 per diluted share. Net sales were up 20%, or $514.2 million, from the prior year due to the consolidation of the Company's laser-welded blanks joint venture (TWB), higher volumes in Steel Processing, and recent acquisitions in Pressure Cylinders. Current year net earnings were adversely affected by impairment and other non-recurring items which resulted in a net charge of $36.0 million, pretax, or $0.22 per diluted share. In the prior year, earnings included $13.0 million of pre-tax impairment and restructuring charges, or $0.17 per diluted share.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share data)

	4Q 2014	3Q 2014	4Q 2013	12M2014	12M2013
Net sales	$891.0	$773.2	$704.1	$3,126.4	$2,612.2
Operating income	32.3	45.3	33.5	135.8	129.1
Equity income	22.2	21.2	21.0	91.5	94.6
Net earnings	33.2	40.6	33.5	151.3	136.4
Earnings per share	$0.47	$0.57	$0.46	$2.11	$1.91

"We had a great fiscal 2014 with the highest annual earnings per share in our Company's history," said John McConnell, Chairman and CEO. "The fourth quarter results showed improvement over the prior year period with Steel Processing leading the way. Our transformation efforts continue to help that business deliver strong results as it nears the peak volumes we saw prior to the downturn." McConnell added, "Pressure Cylinders had good retail and industrial sales but experienced a negative short-term impact from the severe winter weather conditions in the energy business. Transformation is underway with some early success in our Engineered Cabs business while it operates in a flat market environment. All in all, we are pleased with the year over-year-results and our ability to keep our commitment to shareholders through our stock buy-back and the increase in our dividend. I want to congratulate our employees for their hard work and dedication to improving all aspects of our businesses."

Consolidated Quarterly Results

Net sales for the fourth quarter ended May 31, 2014 were $891.0 million, up 27% from the comparable quarter in the prior year, when net sales were $704.1 million. The increase resulted from higher overall volumes, aided by acquisitions.

Gross margin for the current quarter was $130.8 million, compared to $111.1 million in the prior year quarter. The $19.7 million increase was the result of higher overall volumes.

Operating income for the current quarter was $32.3 million, a decrease of $1.2 million from the prior year quarter, as the improvement in gross margin was more than offset by higher impairment charges and a $4.2 million increase in SG&A expense. The increase in SG&A expense was driven by the impact of acquisitions and higher profit sharing and bonus expense partially offset by the $4.9 million net gain related to the settlement of the legal dispute described above. Impairment charges in the current quarter included $19.0 million related to Worthington Nitin Cylinders, $2.5 million related to the Company's stainless steel business, Precision Specialty Metals, and $1.4 million related to the Company's aluminum high-pressure cylinder business in New Albany, Mississippi.

Interest expense was $8.0 million for the current quarter, compared to $6.2 million in the comparable period in the prior year. The increase was due to the impact of higher average debt levels and higher average interest rates resulting from an increase in the usage of long-term debt versus short-term debt.

Equity in net income from unconsolidated joint ventures increased $1.2 million over the prior year quarter to $22.2 million on sales of $371.4 million. Excluding the removal of TWB from equity income, due to its consolidation, and a $4.8 million charge for the write-off of our China metal framing JV in the prior year, equity income was essentially flat compared to the prior year quarter. However, income from ClarkDietrich decreased $2.0 million on lower volumes related to severe weather conditions. This decrease was offset by increases in WAVE and Serviacero. All joint ventures posted positive results led by WAVE, Serviacero and ArtiFlex, which contributed $16.3 million, $2.5 million, and $1.5 million of equity income, respectively.

Income tax expense was $18.4 million in the current quarter compared to $16.7 million in the comparable quarter in the prior year. The current quarter tax expense reflected an effective rate of 35.7% compared to 33.3% for the prior year quarter.

Balance Sheet

At quarter end, total debt was $666.3 million, up $224.5 million from February 28, 2014, due to the April 15, 2014, issuance of $250.0 million aggregate principal amount of senior notes due 2026. A portion of the net proceeds were used to repay borrowings then outstanding under both the Company's $425.0 million revolving credit facility and its $100.0 million trade accounts receivable securitization facility. The Company had $190 million of cash at quarter end, $100 million of which will be used to repay $100 million of current notes due in December 2014.

Quarterly Segment Results

Steel Processing's net sales of $563.5 million were up 48%, or $183.9 million, from the prior year quarter primarily from the consolidation of TWB and increased sales in the automotive, agriculture and construction markets. Operating income increased by $13.3 million to $33.3 million due primarily to the increase in volume and the addition of TWB. The overall increase in operating income was partially offset by the $2.5 million impairment charge related to Precision Specialty Metals.

Pressure Cylinders' net sales of $264.2 million were up 5%, or $11.9 million, from the comparable prior year quarter driven by recent acquisitions and higher average selling prices in retail products. Operating income was $6.0 million, a decrease of $10.4 million from the prior year quarter, as the favorable impact of recent acquisitions was more than offset by the impairment charges.

Engineered Cabs' net sales declined $2.4 million in the current quarter to $52.7 million as lower average selling prices, due to product mix, more than offset the impact of higher overall volumes. Operating loss in the current quarter increased $3.0 million to $4.2 million on lower net sales and higher manufacturing and SG&A expense.

The "Other" category includes the Construction Services and Energy Innovations operating segments, as well as non-allocated corporate expenses. Operations in the "Other" category reported net sales of $10.6 million, a decrease of $6.4 million from the prior year quarter, mostly due to the Construction Services business. The "Other" category reported an operating loss of $2.8 million driven by losses within Construction Services. The Mid-Rise business within construction services was shut down as of May 31, 2014.

Recent Business Developments

•
On March 27, 2014, the Company acquired the tank manufacturing division of Steffes Corporation for cash consideration of $28.9 million.  Steffes manufactures oilfield storage tanks for customers drilling in the Bakken shale and Williston Basin region from its manufacturing facility in Dickinson, ND.

•	On April 15, 2014, the Company completed the public offering of $250.0 million aggregate principal amount of senior notes due 2026. The notes bear interest at an annual rate of 4.55%.

•	During the quarter, the Company repurchased a total of 1,000,000 common shares for $37.1 million at an average price of $37.14.

•	On June 25, 2014, the board of directors declared a quarterly dividend of $0.18 per share payable on September 29, 2014 to shareholders of record on September 12, 2014.

•	On June 25, 2014, the Board of Directors authorized the repurchase of an additional 10.0 million shares. This is in addition to the 1.7 million shares remaining under the 2011 authorization.

Highlights for Fiscal 2014

•
On July 31, 2013, the Company acquired an additional 10% interest in the laser welded blanks joint venture, TWB, increasing the ownership to a 55% controlling interest. TWB’s results have been consolidated within Steel Processing since that date, with the minority member’s portion of earnings eliminated within earnings attributable to non-controlling interest.

•
During the second quarter of fiscal 2014, a re-branding initiative was launched to brand substantially all of the businesses under the Worthington Industries name.  In connection with the branding strategy, the Company discontinued the use of non-Worthington trade names except for retail brand names including BernzOmatic® and Balloon Time® and those related to our joint ventures.

•
An agreement was finalized in October 2013 with Nisshin Steel Co., Ltd. and Marubeni-Itochu Steel Inc. to form Zhejiang Nisshin Worthington Precision Specialty Steel Co., Ltd.  The joint venture will construct a plant in Zhejiang Province in the People’s Republic of China that will produce cold rolled strip steel primarily for the automotive industry.  Worthington will own a 10% interest in the joint venture with the option to increase its ownership interest to 34%.

•	The Company entered into an agreement in November 2013 to sell the operating assets related to our steel high pressure and acetylene cylinders business in North America.

•
On December 10, 2013, the Company announced the closure of its Baltimore steel facility.  With the consolidation of the steel industry, many of the mills that previously supplied the Baltimore facility have closed, negatively impacting the supply chain there.  The Company has concluded that it can more efficiently service its customers in the Mid-Atlantic Region from other Worthington facilities and processing partners. The facility is no longer operating as of May 31, 2014.

•
Worthington acquired a 75% interest in Worthington Aritas, one of Europe’s leading LNG (liquefied natural gas) and cryogenic technology companies in January, 2014 for cash consideration of $35.6 million. The remaining 25% stake was retained by the prior owners.

•	During fiscal 2014, the Company repurchased a total of 3,380,500 common shares for $128.2 million at an average price of $37.93.

Outlook

"We anticipate continued year-over-year growth in fiscal 2015 as we pursue our strategy and our commitment to delivering consistent earnings growth," McConnell said. "Automotive should remain strong and we are seeing some signs of positive growth in the construction markets. We also expect good results from key Pressure Cylinders markets in retail, industrial, alternative fuels and energy products. We will continue to drive improvements throughout our businesses and we will pursue acquisitions which enhance existing businesses, providing new products and higher growth markets."

Conference Call

Worthington will review fourth quarter and full-year results during its quarterly conference call on June 26, 2014, at 10:30 a.m., Eastern Daylight Saving Time. Details regarding the conference call can be found on the Company web site at www.WorthingtonIndustries.com.

Corporate Profile

Worthington Industries is a leading diversified metals manufacturing company with 2014 fiscal year sales of $3.1 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 80 facilities in 10 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as an unwavering commitment to the customer, supplier, and shareholder, and it serves as the Company's foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, performance, sales, volumes, cash flows, earnings, balance sheet strengths, debt, financial condition or other financial measures; projected profitability potential, capacity, and working capital needs; or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; pricing trends for raw materials and finished goods and the impact of pricing changes; anticipated capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to maintain margins and capture and maintain market share and to develop or take advantage of future opportunities, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expected benefits from transformation plans, cost reduction efforts and other new initiatives; expectations for increasing volatility or improving and sustaining earnings, earnings potential, margins or shareholder value; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the outcome of negotiations surrounding the United States debt and budget, which may be adverse due to its impact on tax increases, governmental spending, and customer confidence and spending, and the overall economy; the effect of conditions in national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize other cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from transformation initiatives, on a timely basis; the overall success of, and the ability to integrate newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industry as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exposure and the acceptance of our products in these markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; the outcome of adverse claims experience with respect to workers' compensation, product recalls or product liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of changes to healthcare laws in the United States which may increase our healthcare and other costs and negatively impact our operations and financial results; and other risks described from time to time in the Company's filings with the United States Securities and Exchange Commission, including those described in "Part I - Item 1A. - Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended May 31, 2013.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
Net sales	$891,005	$704,060	$3,126,426	$2,612,244
Cost of goods sold	760,169	592,950	2,633,907	2,215,601
Gross margin	130,836	111,110	492,519	396,643
Selling, general and administrative expense	74,781	70,580	300,396	258,324
Impairment of long-lived assets	22,871	4,968	58,246	6,488
Restructuring and other expense (income)	869	1,482	(2,912)	3,293
Joint venture transactions	(12)	584	1,036	(604)
Operating income	32,327	33,496	135,753	129,142
Other income (expense):
Miscellaneous income	3,066	388	16,963	1,452
Interest expense	(7,977)	(6,167)	(26,671)	(23,918)
Equity in net income of unconsolidated affiliates	22,233	21,044	91,456	94,624
Earnings before income taxes	49,649	48,761	217,501	201,300
Income tax expense	18,401	16,744	57,349	64,465
Net earnings	31,248	32,017	160,152	136,835
Net earnings (loss) attributable to noncontrolling interest	(1,915)	(1,506)	8,852	393
Net earnings attributable to controlling interest	$33,163	$33,523	$151,300	$136,442

Basic
Average common shares outstanding	67,980	70,201	68,944	69,301
Earnings per share attributable to controlling interest	$0.49	$0.48	$2.19	$1.97

Diluted
Average common shares outstanding	70,441	72,999	71,664	71,314
Earnings per share attributable to controlling interest	$0.47	$0.46	$2.11	$1.91

Common shares outstanding at end of period	67,408	69,752	67,408	69,752

Cash dividends declared per share	$0.15	$-	$0.60	$0.52

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	May 31,	May 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$190,079	$51,385
Receivables, less allowances of $3,043 and $3,408 at May 31, 2014 and May 31, 2013, respectively	493,127	394,327
Inventories:
Raw materials	213,173	175,093
Work in process	105,872	103,861
Finished products	90,957	77,814
Total inventories	410,002	356,768
Income taxes receivable	5,438	724
Assets held for sale	32,235	3,040
Deferred income taxes	24,272	21,928
Prepaid expenses and other current assets	43,769	38,711
Total current assets	1,198,922	866,883

Investments in unconsolidated affiliates	179,113	246,125
Goodwill	251,093	213,858
Other intangible assets, net of accumulated amortization of $35,506 and $26,669 at May 31, 2014 and May 31, 2013, respectively	145,993	147,144
Other assets	22,399	17,417
Property, plant & equipment:
Land	15,260	26,253
Buildings and improvements	213,848	205,017
Machinery and equipment	848,889	798,467
Construction in progress	32,135	22,899
Property, plant & equipment at cost	1,110,132	1,052,636
Less: accumulated depreciation	611,271	593,206
Property, plant and equipment, net	498,861	459,430
Total assets	$2,296,381	$1,950,857

Liabilities and equity
Current liabilities:
Accounts payable	$333,744	$222,696
Short-term borrowings	10,362	113,728
Accrued compensation, contributions to employee benefit plans
and related taxes	78,514	68,043
Dividends payable	11,044	551
Other accrued items	49,873	36,536
Income taxes payable	4,953	6,268
Current maturities of long-term debt	101,173	1,092
Total current liabilities	589,663	448,914

Other liabilities	76,426	70,882
Distributions in excess of investment in unconsolidated affiliate	59,287	63,187
Long-term debt	554,790	406,236
Deferred income taxes	71,333	89,401
Total liabilities	1,351,499	1,078,620

Shareholders' equity - controlling interest	850,812	830,822
Noncontrolling interest	94,070	41,415
Total equity	944,882	872,237
Total liabilities and equity	$2,296,381	$1,950,857

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
Operating activities
Net earnings	$31,248	$32,017	$160,152	$136,835
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	19,967	18,333	79,730	66,469
Impairment of long-lived assets	22,871	4,968	58,246	6,488
Provision for deferred income taxes	(5,660)	(8,052)	(25,916)	1,798
Bad debt expense	462	208	32	783
Equity in net income of unconsolidated affiliates, net of distributions	(6,960)	8,308	(15,333)	(10,948)
Net gain (loss) on sale of assets	(352)	1,343	(11,212)	1,121
Stock-based compensation	8,810	2,684	22,017	13,270
Excess tax benefits - stock-based compensation	(1,586)	(1,728)	(8,880)	(5,183)
Gain on previously held equity interest in TWB	-	-	(11,000)	-
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	(34,207)	(8,277)	(49,206)	18,801
Inventories	21,573	34,372	(38,010)	77,115
Prepaid expenses and other current assets	(7,057)	(763)	(2,921)	871
Other assets	(5,091)	1,501	(5,278)	4,636
Accounts payable and accrued expenses	(38,503)	(12,612)	69,682	(47,483)
Other liabilities	2,924	4,992	6,943	8,404
Net cash provided by operating activities	8,439	77,294	229,046	272,977

Investing activities
Investment in property, plant and equipment	(19,181)	(10,186)	(71,338)	(44,588)
Acquisitions, net of cash acquired	(29,151)	(113,115)	(11,517)	(175,225)
Distributions from unconsolidated affiliates	-	863	9,223	863
Proceeds from sale of assets and insurance	3,125	747	27,438	16,974
Net cash used by investing activities	(45,207)	(121,691)	(46,194)	(201,976)

Financing activities
Net proceeds from (repayments of) short-term borrowings	(24,994)	83,140	(103,618)	(168,446)
Proceeds from long-term debt	247,566	-	247,566	150,000
Principal payments on long-term debt	(364)	(310)	(1,219)	(1,480)
Proceeds from (payments for) issuance of common shares	(628)	4,954	4,618	37,914
Excess tax benefits - stock-based compensation	1,586	1,728	8,880	5,183
Payments to noncontrolling interest	(1,819)	(672)	(40,969)	(9,254)
Repurchase of common shares	(37,140)	(30,417)	(128,218)	(30,417)
Dividends paid	(10,246)	-	(31,198)	(44,144)
Net cash provided (used) by financing activities	173,961	58,423	(44,158)	(60,644)

Increase in cash and cash equivalents	137,193	14,026	138,694	10,357
Cash and cash equivalents at beginning of period	52,886	37,359	51,385	41,028
Cash and cash equivalents at end of period	$190,079	$51,385	$190,079	$51,385

SUPPLEMENTAL DATA
(In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
Volume:
Steel Processing (tons)	949	703	3,282	2,659
Pressure Cylinders (units)	22,908	23,363	84,564	82,189

Net sales:
Steel Processing	$563,515	$379,632	$1,936,073	$1,462,630
Pressure Cylinders	264,184	252,328	928,396	859,264
Engineered Cabs	52,714	55,075	200,528	226,002
Other	10,592	17,025	61,429	64,348
Total net sales	$891,005	$704,060	$3,126,426	$2,612,244

Material cost:
Steel Processing	$412,183	$267,913	$1,392,009	$1,044,802
Pressure Cylinders	124,442	123,854	426,856	409,101
Engineered Cabs	24,639	26,912	90,854	112,769

Selling, general and administrative expense:
Steel Processing	$33,755	$29,483	$129,669	$110,094
Pressure Cylinders	30,000	31,366	125,984	106,947
Engineered Cabs	7,995	6,878	30,620	27,448
Other	3,031	2,853	14,123	13,835
Total selling, general and administrative expense	$74,781	$70,580	$300,396	$258,324

Operating income (loss):
Steel Processing	$33,312	$19,990	$119,025	$68,156
Pressure Cylinders	5,997	16,402	55,004	66,367
Engineered Cabs	(4,232)	(1,209)	(26,516)	4,158
Other	(2,750)	(1,687)	(11,760)	(9,539)
Total operating income	$32,327	$33,496	$135,753	$129,142

The following provides detail of impairment of long-lived assets, restructuring and other expense (income), and joint venture transactions included in operating income by segment presented above.

	Three Months Ended		Twelve Months Ended
	May 31,		May 31,
	2014	2013	2014	2013
Impairment of long-lived assets:
Steel Processing	$2,500	$-	$7,141	$-
Pressure Cylinders	20,371	4,968	32,005	6,488
Engineered Cabs	-	-	19,100	-
Other	-	-	-	-
Total impairment of long-lived assets	$22,871	$4,968	$58,246	$6,488

Restructuring and other expense (income):
Steel Processing	$-	$-	$(3,382)	$-
Pressure Cylinders	289	2,482	(745)	2,665
Engineered Cabs	-	-	-	-
Other	580	(1,000)	1,215	628
Total restructuring and other expense (income)	$869	$1,482	$(2,912)	$3,293

Joint venture transactions:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	-	-
Engineered Cabs	-	-	-	-
Other	(12)	584	1,036	(604)
Total joint venture transactions	$(12)	$584	$1,036	$(604)

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonIndustries.com